Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

212-373-3000

212-757-3990

July 30, 2020

Alexion Pharmaceuticals, Inc.
121 Seaport Boulevard
Boston, Massachusetts 02210

Alexion Pharmaceuticals, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Alexion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”).  You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement.  The Registration Statement relates to the registration under the Act of up to 371,543 shares of common stock, par value $0.0001 per share, of the Company issuable pursuant to certain awards granted under the Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan, as amended on February 27, 2019 (the “2013 Equity Plan”), and Portola Pharmaceuticals, Inc. Amended and Restated Inducement Plan, as amended on February 27, 2019 (together with the 2013 Equity Plan, the “Assumed Plans”), and 1,301,863 shares of common stock, par value $0.0001 per share, of the Company that remain issuable under the 2013 Equity Plan (collectively, the “Shares”). The Assumed Plans were assumed by the Company in connection with the completion of certain transactions contemplated by the Agreement and Plan of Merger, dated as of May 5, 2020 (the “Merger Agreement”), by and among the Company, Odyssey Merger Sub Inc. and Portola Pharmaceuticals, Inc.

Alexion Pharmaceuticals, Inc.	2

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the Registration Statement;

2.	the Assumed Plans and the forms of award agreements (collectively, the “Agreements”) relating to awards granted under the Assumed Plans;

3.	the Merger Agreement;

4.	the Certificate of Incorporation of the Company, included as Exhibit 4.1 to the Registration Statement;

5.	the Certificate of Amendment of the Certificate of Incorporation of the Company, included as Exhibit 4.2 to the Registration Statement; and

6.	the Amended and Restated By-laws of the Company, included as Exhibit 4.3 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinion expressed below.  We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

Alexion Pharmaceuticals, Inc.	3

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for in accordance with the terms of the Assumed Plans and any applicable Agreement under the Assumed Plans, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware.  Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

Alexion Pharmaceuticals, Inc.	4

We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP